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                                                                    EXHIBIT 99.K

                             SHAREHOLDERS AGREEMENT

         This Shareholders Agreement (this "Agreement") is made and entered into as of May 1, 2001, by and among Harold's Stores, Inc., an Oklahoma corporation (the "Company"), Inter-Him N.V., a Netherlands Antilles corporation ("Inter-Him"), and W. Howard Lester, an individual resident of the State of California ("Lester").

                                    RECITALS

         WHEREAS, Inter-Him has acquired 300,000 shares of Series 2001-A Preferred Stock (the "Preferred Stock") of the Company, pursuant to a Series 2001-A Preferred Stock Purchase Agreement dated February 23, 2001 (the "Preferred Stock Purchase Agreement"), which transaction closed on February 28, 2001; and

         WHEREAS, effective as of the date of this Agreement, Inter-Him is transferring to Lester 37,500 shares of Preferred Stock; and

         WHEREAS, Inter-Him and Lester (individually, an "Investor" and collectively, the "Investors") desire to enter into this Agreement to provide for rights of first refusal in the event that any of them wish to transfer any of their shares of Preferred Stock and to enter into certain agreements relating to the voting of their shares of Preferred Stock;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   SECTION 1.

                             RIGHT OF FIRST REFUSAL

         1.1 General. Before any shares of Preferred Stock held by any of the Investors may be sold or otherwise transferred, including any act of selling, assigning, transferring, pledging, encumbering, giving and any other form of conveying, whether voluntary or by operation of law (each a "transfer"), the other Investors shall have rights of first refusal to purchase such shares on the terms and conditions set forth herein.

         1.2 Notice of Proposed Transfer. If an Investor (a "Selling Investor") proposes to transfer any shares of Preferred Stock, such Selling Investor shall deliver to the other Investors (the "Non-Selling Investors") a written notice (the "Notice") stating: (i) the Selling Investor's bona fide intention to transfer shares of Preferred Stock; (ii) the name of each proposed transferee; (iii) the number of shares of Preferred Stock to be transferred to each proposed transferee and the consideration, if any, for which the Selling Investor proposes to transfer the shares of Preferred Stock; and (iv) the deadline for submission of the Initial Purchase Notice in


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accordance with the time limits set forth in Section 1.3 below. The Notice shall be accompanied by an opinion of reputable legal counsel that the proposed transfer would be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), or would be sold pursuant to an effective registration statement under the Securities Act.

         1.3      Exercise of Right of First Refusal.

                  (a) After receipt of the Notice, the Non-Selling Investors may, by giving written notice to the Selling Investor (the "Initial Purchase Notice"), elect to purchase all, but not less than all, of the shares of Preferred Stock proposed to be transferred, at the purchase price determined in accordance with Section 1.4 below. If the total number of shares that the Non-Selling Investors elect to purchase exceeds the number of shares of Preferred Stock that the Selling Investor proposes to transfer, each Non-Selling Investor electing to purchase (each a "Purchasing Investor") shall be entitled to purchase such holder's Pro Rata Share (as defined in Section 1.3(d)), of the shares of Preferred Stock to be transferred. The Initial Purchase Notice shall be given to the Selling Investor within twenty (20) days after receipt of the Notice.

                  (b) If the Purchasing Investors do not choose to purchase all of the available shares of Preferred Stock, the Selling Investor shall promptly give written notice (the "Second Notice") to the Purchasing Investors, which shall set forth (i) the number of shares of Preferred Stock elected to be purchased by the Purchasing Investors and the identity of the Purchasing Investors so electing and number of shares of Preferred Stock so elected to be purchased by each of them, (ii) the number of shares of Preferred Stock remaining available for purchase, if the Purchasing Investors have not elected to purchase all of the available shares of Preferred Stock, and (iii) the deadline for submission of the Second Purchase Notice in accordance with the time limits set forth in this Section 1.3. The Purchasing Investors may then elect by giving written notice to the Selling Investor (the "Second Purchase Notice") to purchase the remaining available shares of Preferred Stock at the purchase price determined in accordance with Section 1.4 below, as to each Purchasing Investor in accordance with its Pro Rata Share. The Second Purchase Notice shall be given to the Selling Investor within ten (10) days after receipt of the Second Notice.

                  (c) For purposes of this Agreement, a Purchasing Investor's "Pro Rata Share" is a fraction, the numerator of which is the number of shares of Preferred Stock held by such holder, and the denominator of which is the total number of shares of Preferred Stock held by all Purchasing Investors. If the Purchasing Investors do not elect to purchase all of the available shares of Preferred Stock following receipt of the Notice, then as to the remaining available shares of Preferred Stock, the Pro Rata Shares of Purchasing Investors electing to purchase such available shares shall be proportionately increased to reflect a fraction, the numerator of which is the number of shares of Preferred Stock held by each such holder, and the denominator of which is the total number of shares of Preferred Stock held by all Purchasing Investors electing to purchase such available shares. If any Purchasing Investor does not elect to purchase its full entitlement, it may convey its unused right to purchase to any other Purchasing Investor(s).


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         1.4      Purchase Price. The purchase price for the shares of Preferred
Stock purchased by the Purchasing Investors shall be the same price as the price offered to the proposed transferee, subject to the following:

                  (a) If such price includes consideration other than cash, or if the Company's common stock (the "Common Stock") is no longer traded on a securities exchange or on the over-the-counter market, the cash equivalent value of the non-cash consideration or the value of the shares to be purchased shall be determined by the mutual consent of the Selling Investor and a majority-in-interest of the Purchasing Investors or, in the absence of such agreement, by a third party appraiser mutually agreed upon by such holder and a majority-in-interest of the Purchasing Investors; provided that the fees and expenses of such appraiser shall be proportionately shared by the Selling Investor and the Purchasing Investors.

                  (b) In the context of a proposed transfer for no consideration while the Common Stock is traded on a securities exchange or on the over-the-counter market, the price shall be equal to the following applicable average market price (the "Average Market Price") of the Common Stock into which the Preferred Stock to be transferred may be converted, as of the trading day immediately preceding the date of the Notice, or such other price as may be agreed by the Selling Investor and a majority-in-interest of the Purchasing Investors:

                           (i)      If traded on a securities exchange, the
value shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the twenty (20) trading day period ending on the trading day prior to the date of the Notice, adjusted appropriately for any stock splits, stock dividends or similar changes in capitalization occurring during such period;

                           (ii)     If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid prices over the twenty (20) trading day period ending on the trading day prior to the date of the Notice, adjusted appropriately for any stock splits, stock dividends or similar changes in capitalization occurring during such period.

         1.5 Payment. Payment of the purchase price shall be made in cash (by wire transfer or check) within 15 days after delivery of the Initial Purchase Notice or, if applicable, the Second Purchase Notice. The Purchasing Investors' obligation to consummate such purchase shall be conditioned upon the Selling Investor's delivery of original share certificates representing the shares of Preferred Stock to be sold, together with customary representations and warranties and instruments of conveyance, so that the Purchasing Investors take title to such shares free of all liens and encumbrances. The Selling Investors will cooperate in good faith with the Purchasing Investors to provide such deliveries and otherwise to consummate the transactions contemplated hereby.

         1.6 Selling Investor's Right to Transfer. If all of the shares of Preferred Stock proposed in the Notice to be transferred are not purchased by the Non-Selling Investors within the time frames provided herein, the Selling Investor may transfer all of such shares of Preferred Stock in accordance with the terms described in the Notice, provided that such transfer (i) is


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consummated within 90 days after the date of the Notice, (ii) is in accordance with all of the terms of this Agreement and all other agreements between or among such Selling Investor, the Non-Selling Investors and the Company and (iii) is effected in accordance with any applicable securities laws. As a condition of any transfer of shares of Preferred Stock pursuant to this Section 1.6, the transferee shall agree in writing to be bound by the restrictions set forth in this Agreement as to the transferred shares of Preferred Stock as an "Investor" hereunder. If the shares of Preferred Stock described in the Notice are not transferred in accordance with the terms described in the Notice within such period, a new Notice shall be given to the Non-Selling Investors, and the Non-Selling Investors shall again be offered a right of first refusal pursuant to this Agreement, before any shares of Preferred Stock held by the Selling Investors may be sold or otherwise transferred.

                                   SECTION 2.

                      LIMITATIONS ON RIGHT OF FIRST REFUSAL

         2.1 Non-applicable Transfers. The restrictions on transfers set forth in Section 1 of this Agreement shall not apply where the transfer of securities by an Investor is:

                  (a) to such Investor's "immediate family" (for purposes of this Agreement, such Selling Investor's spouse, parents and siblings, and children, grandchildren or other lineal descendants, whether natural or adopted, and the spouses of any of them), or to a custodian, trustee or other fiduciary for the account of the Investor or members of the Investor's immediate family in connection with an estate planning transaction, or a distribution by any trustee of shares to an Investor or a member of the Investor's immediate family;

                  (b) by operation of law, or pursuant to a bequest or inheritance, in connection with the distribution of the estate of a deceased Investor upon his or her death;

                  (c)      to one or more other Investors;

                  (d) to a corporation or other entity that would be considered an "affiliate" (as defined in the Securities Act) of such Investor;

                  (e) pursuant to a public offering registered under the Securities Act; or

                  (f) to a bona fide pledgee reasonably acceptable to a majority-in-interest of the Investors in connection with the granting of a security interest with respect to the pledged shares (and a U.S. FDIC-insured commercial bank or savings bank with assets in excess of $100 million shall be deemed to be reasonably acceptable to the Investors);

provided that, except in the case of transfers pursuant to subsection (e), as to which this Agreement shall cease to apply to the transferee, the transferee agrees in writing to be bound by the restrictions set forth in this Agreement as to such transferred shares of Preferred Stock as an "Investor" hereunder.


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         2.2      Legends; Transfer.

                  (a) Each certificate representing the Investors' shares of Preferred Stock, and any certificates issued to their successors and assigns who remain bound by this Agreement, shall be endorsed by the Company with a legend reading substantially as follows:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH, AN AGREEMENT AMONG THE COMPANY, THE HOLDER OF THESE SECURITIES AND CERTAIN OTHER HOLDERS OF THE COMPANY'S STOCK, WHICH INCLUDES RIGHTS OF FIRST REFUSAL, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY."

                  (b) The Company shall not transfer any of the shares of Preferred Stock on its books without first ascertaining compliance with all of the applicable provisions of this Agreement with respect to such transfer.

                                   SECTION 3.

                               VOTING AND PROXIES

         3.1 Voting Agreement. Each Investor hereby agrees to cast all votes entitled to be cast by the shares of Preferred Stock held by such Investor, whether in connection with a vote of shareholders of the Company generally or any matter as to which the shares of Preferred Stock are entitled to vote as a separate class, in the manner determined by holders of a majority of the outstanding shares of Preferred Stock. The Investors shall execute and deliver one or more irrevocable proxies, together with any and all other agreements, documents or instruments deemed necessary or desirable by any of them, to vote their shares of Preferred Stock in accordance with this Section 3.1.

         3.2 Irrevocable Proxy is Coupled With an Interest. Any irrevocable proxies granted pursuant to this Agreement are and shall be coupled with an interest sufficient in law to support an irrevocable proxy, and are and shall be granted in consideration of and as an inducement to cause the Investors to enter into this Agreement.

         3.3 Revocation of Prior Proxies. Except for any proxies that may be granted pursuant to Section 3.1 hereof, (i) the proxies granted hereunder shall revoke all other proxies granted by such person at any time with respect to the shares of capital stock of the Company and (ii) no subsequent proxies will be given with respect thereto by such person (except for other proxies that may be granted from time to time to any of the holders of the Preferred Stock).

         3.4 Filings with Securities and Exchange Commission. In the event that the Investors or their counsel determine that the execution and delivery of this Agreement or the giving of any proxies as provided herein shall constitute or form a "group," as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules


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and regulations promulgated thereunder, and for as long as such group is deemed to exist, each such person that the Investors or their counsel determine to be members of such group shall agree to:

                  (a) furnish to the Investors or their counsel such information regarding such person or the shares of Common Stock beneficially owned by such person as the Investors or their counsel shall request in order to prepare all necessary or appropriate reports, schedules or other filings with the Securities and Exchange Commission (the "Commission"), including any amendments thereto;

                  (b) execute and deliver all filings, joint filing agreements, powers of attorney, or other agreements, documents or instruments as the Investors or their counsel shall request in order to prepare, file or cause to be filed with the Commission the documents described in Section 3.4(a);

                  (c) agree to file such reports, schedules or other filings jointly with the Investors if so requested by the Investors or their counsel; and

                  (d) do or cause to be done all things necessary, proper or advisable to effectuate the purpose and intent of this Section 3.4 and to cooperate fully with the Investors and their counsel and other agents or representatives in connection with any steps required to be taken as part of such person's obligations hereunder.

                                   SECTION 4.

                                  MISCELLANEOUS

         4.1 Successors and Assigns. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and permitted assigns of the parties. Notwithstanding the foregoing, this Agreement shall terminate, and shall no longer be applicable, as to any shares of Common Stock acquired upon the conversion of shares of Preferred Stock.

         4.2 Representations of Investors. Each Investor represents to each other Investor that such Investor (a) is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act; (b) is acquiring or has acquired the Preferred Stock for investment for the Investor's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof; and (c) understands that the Preferred Stock has not been, and will not be when issued, registered under the Securities Act or any state securities laws by reason of specific exemptions from the registration provisions of the Securities Act and such state laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations as expressed herein.


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         4.3      Governing Law. This Agreement shall be governed by and
construed in accordance with the laws of the State of Oklahoma without regard to the conflicts of laws principles thereof.

         4.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         4.5 Headings. The section headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

         4.6 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or by delivery by overnight courier, or delivery via telecopy (with confirmation of receipt), or five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed: (i) if to the Company, as follows:

                                            Harold's Stores, Inc.
                                            765 Asp
                                            Norman, Oklahoma 73070
                                            Attn: Chief Financial Officer
                                            Telecopy: (405) 366-2538

         with a copy to:                    Crowe & Dunlevy
                                            1800 Mid-America Tower
                                            20 North Broadway
                                            Oklahoma City, Oklahoma 73102
                                            Attn: Michael M. Stewart, Esq.
                                            Telecopy: (405) 272-5238

and (ii) if to an Investor, to such Investor's address as set forth on the Schedule of Investors attached hereto, or at such other address as the parties may designate by ten (10) days advance written notice to the other parties, with a copy to:

                                            Sutherland Asbill & Brennan LLP
                                            999 Peachtree Street, N.E.
                                            Atlanta, Georgia 30309
                                            Attn: Thomas C. Herman, Esq.
                                            Telecopy: (404) 853-8806

                                            and

                                            Robert Anderson Consulting LLC
                                            4401 Northside Parkway
                                            Suite 340
                                            Atlanta, Georgia 30327
                                            Attn: Robert L. Anderson


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                                            Telecopy: (404) 949-3156

         4.7 Amendment of Agreement. Any provision of this Agreement may be amended by a written instrument signed by Investors holding a majority of the then outstanding shares of Preferred Stock held by the Investors.

         4.8 Entire Agreement. This Agreement constitutes the entire agreement between the Investors and the Company relative to the subject matter hereof and supersedes any previous agreements or negotiations among the parties.

                      [Signatures Appear on Following Page]


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above set forth.

                                           Harold's Stores, Inc.


                                           By: /s/ Jodi Taylor
                                               ---------------------------------
                                               Jodi Taylor
                                               Chief Financial Officer

                                           Inter-Him N.V.


                                           By: /s/ Victor Hoogstraal
                                               ---------------------------------
                                               Victor Hoogstraal
                                               Managing Director


                                           /s/ W. Howard Lester
                                           -------------------------------------
                                           W. Howard Lester

                    Signature Page to Shareholders Agreement


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                              SCHEDULE OF INVESTORS

INTER-HIM, N.V.
Switzerland Representative Office
Im Langacker 16
Postfach
CH - 5401 Baden
Schweiz
Attn.: Mr. Victor Hoogstraal
Telecopy: +41 56 483 0389

W. Howard Lester
c/o Williams-Sonoma, Inc.
3250 Van Ness Ave.
San Francisco, CA 94109
Telecopy: 415-616-8359